UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 13, 2017
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

40 Marcus Drive, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 760-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2017, BioRestorative Therapies, Inc. (the "Company") borrowed $175,000 from John M. Desmarais, a director and principal stockholder of the Company.   The promissory note evidencing the loan (the "Note") provides for the payment of the principal amount, together with interest at the rate of 15% per annum, on December 1, 2017.  In the event that, prior to the maturity date of the Note, the Company receives net proceeds of $10,000,000 from a single equity or debt financing (as opposed to a series of related or unrelated financings), Mr. Desmarais has the right to require that the Company prepay the amount due under the Note (subject to the consent of the party that provided the particular financing).  The payment of the Note is secured by the grant of a security interest in the Company's equipment and intellectual property.  Concurrently, the Company also agreed that the payment of the $500,000 promissory note held by a trust for which Mr. Desmarais and his wife serve as the trustees and which was established for the benefit of Mr. Desmarais' immediately family, which note is payable on December 1, 2017, is also secured by the grant of such security interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: July 14, 2017	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer